Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4, and to the inclusion herein in Annex C-1 of our report dated February 26, 2009, except for Note 3, as to which the date is June 29, 2009 with respect to the consolidated financial statements and schedule of WebMD Health Corp. and the incorporation by reference herein of our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting of WebMD Health Corp., included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 27, 2009.
/s/ Ernst & Young LLP
New York, New York
July 9, 2009